Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 for the Dominion Energy New England Union Savings Plan of our reports dated February 26, 2008, relating to the consolidated financial statements of Dominion Resources, Inc. (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), and the effectiveness of Dominion Resources. Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Dominion Resources, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
December 9, 2008